Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the use of our report dated August 4, 2008, with respect to the balance sheet of the WiMAX Operations of Sprint Nextel Corporation as of December 31, 2007, and the related statements of operations, cash flows and business equity (included within the statement of stockholders’ equity and comprehensive loss) for the year then ended, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.
/s/ KPMG LLP
McLean, Virginia
August 19, 2009